CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-2333234 on Form N-2 of our report dated December 21, 2018, relating to the financial statements and financial highlights of Miller/Howard High Income Equity Fund appearing in the Annual Report on Form N-CSR of Miller/Howard High Income Equity Fund for the year ended October 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
November 25, 2019